EXHIBIT 21.1

LIST OF SUBSIDIARIES

1.

Unilens Corp. USA, a Delaware corporation.

2.

Unilens Vision Sciences Inc., a Delaware corporation.

3.

Unilens Contact Lens Laboratory, Inc., a Florida corporation.